May 21, 2010	EXHIBIT 99.1

Eagle Rock Announces Unitholder Approval of Recapitalization Proposals and Expected Closing Date for Minerals Business Sale

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced that its unaffiliated unitholders have voted to approve the Amended and Restated Securities Purchase and Global Transaction Agreement (the “Global Transaction Agreement”) and related amendments to Eagle Rock’s partnership agreement.  Approval required the affirmative vote of the holders of a majority of the Partnership’s outstanding common units (excluding those owned by Eagle Rock’s general partner and its affiliates).  Based on preliminary results, approximately 67% of the eligible units participated in the vote.  Votes cast in favor of the proposals totaled approximately 21.7 million, representing approximately 78% of all votes cast and approximately 52% of all units eligible to vote.

With the approval of the Global Transaction Agreement, Eagle Rock intends to close the previously-announced sale of its Minerals Business to Black Stone Minerals Company, L.P. for $174.5 million.  Management expects the Minerals Business sale to close as early as Monday, May 24th.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships, in properties located in multiple producing trends across the United States. Its corporate office is located in Houston, Texas.

Forward Looking Statements

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Annual Report on Form 10-K, filed with the SEC for the year ended December 31, 2009, and the Partnership’s Forms 10-Q filed with the SEC for subsequent quarters, as well as any other public filings and press releases.

Contacts:

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Senior Financial Analyst